Exhibit 99.1
ELECTRIC CITY CORP.
ANNOUNCES RIGHTS OFFERING TO BE DELAYED
     ELK GROVE VILLAGE, IL, August 4, 2006 — Electric City Corp. (OTC BB: ELCY) announced today that it intends to delay until after labor day the filing of a Registration Statement with the Securities and Exchange Commission relating to a proposed rights offering to holders of the Company’s common stock. The Company previously announced its intention to file the Registration Statement in July, but has decided to delay the filing and the commencement of the offering until after Labor Day in order to ensure that stockholders returning from summer holidays have the opportunity to carefully evaluate the offering.
     The Company intends to distribute at no charge to stockholders five non-transferable subscription rights for each share of common stock owned on the record date. Each subscription right will entitle the holder to purchase one share of common stock at a cash subscription price of $1.00 per share. An aggregate of 29,374,020 shares of common stock will be available for purchase in the offering. Former holders of the Company’s Series E Convertible Preferred Stock who purchased common stock in the recently completed PIPE transaction or acquired shares of common stock upon conversion of their preferred stock have waived their rights to participate in the offering in order to maximize the number of shares available for purchase by the Company’s other stockholders.
     The record date for the rights offering will be established shortly before the anticipated effective date of the Registration Statement, and the subscription rights will be issued as soon as practicable after the effective date. The offering is expected to be open for 30 days, unless extended.
This announcement shall not constitute an offer to sell or a solicitation of any offer to buy these securities.
About Electric City Corp.
Electric City is a developer, manufacturer and integrator of energy savings technologies. Electric City is comprised of two integrated operating companies that bring their extensive experience and technologies together to provide customers with total energy solutions. Electric City is based in Elk Grove Village, Illinois and is traded on the OTC Bulletin Board under the symbol ELCY. Additional information is available at the Company’s website at http://www.eleccorp.com or by calling 847-437-1666.
Electric City Investor Relations
Glen Akselrod, Bristol Capital Ltd.
Telephone 905-326-1888
E-mail glen@bristolir.com
FORWARD-LOOKING STATEMENTS
This news release includes forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 including statements that reflect Electric City’s current expectations about its future results, performance, prospects and opportunities. Electric City has tried to identify these forward-looking statements by using words and phrases such as “may,” “expects,” “anticipates,” “believes,” “intends,” “estimates,” “plans,” “should,” “typical,” “preliminary,” “work toward,” or similar expressions. These forward-looking statements are based on information currently available to Electric City and are subject to a number of risks, uncertainties and other factors that could cause Electric City’s actual results, performance, prospects or opportunities in the remainder of 2006 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements. These risks include, but are not limited to those risks related to the Company’s failure to complete some of all of the transactions described in this news release. Other risks are referenced in Electric City’s current Annual Report on form 10-K or as may be described from time to time in Electric City’s subsequent SEC filings.